Exhibit 10.12
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is entered into this 22 day of December 2010 by and between DALSA Corporation, a Canadian corporation (the “Company”), Teledyne Technologies Incorporated (“Teledyne”) and Wajid Ali (“Executive”).
RECITALS
WHEREAS, the Company and its affiliates carry on the business of designing, developing, manufacturing, marketing and selling digital imaging products and solutions, image sensors, X-ray sensors, digital cameras, image processors, machine vision and image processing products and services as well as semiconductor products and services, Microelectomechanical Systems (MEMS) products and services, and related products and services (the “Business”);
WHEREAS, pursuant to an arrangement agreement between Teledyne and the Company dated December , 2010 (the “Arrangement Agreement”), Teledyne intends to acquire, directly or indirectly, all of the issued and outstanding shares of the Company;
WHEREAS Executive is currently Chief Financial Officer of the Company, having commenced employment with the Company on or about May 14, 2007;
WHEREAS, Executive is also a shareholder in the Company;
WHEREAS, as a condition of the Arrangement Agreement, and to preserve the value of the Business after the closing of the Arrangement Agreement, Executive has agreed to enter into this Agreement;
WHEREAS, Executive has developed substantial expertise and experience in the Business and has had access to proprietary and confidential business and/or technical information relating to the Business;
WHEREAS, Executive desires to enter into this Agreement and provide certain covenants to the Company and Teledyne and to protect the value of the Business to the Company and Teledyne, including goodwill, which will inure to and benefit Teledyne upon consummation of the Arrangement Agreement;
WHEREAS, Teledyne would not have entered into the Arrangement Agreement without Executive entering into this Agreement; and
AND WHEREAS, the consummation of the Arrangement Agreement is conditioned on the execution of and continued effectiveness of this Agreement;
NOW THEREFORE Executive, the Company and Teledyne agree as follows:

AGREEMENT

1.	Definitions

(a)	“Closing Date” shall have the meaning ascribed thereto in the Arrangement Agreement;

(b)	“Competitive Business” means any Person engaged in competition with the Company or any of its affiliates in respect of the Business;

(c)	“Customers” means customers of the Company or any of its affiliates;

(d)
“Person” means any individual, firm, corporation, unlimited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated association, unincorporated syndicate, any governmental authority and any other legal or business entity;

(e)
“Restricted Area” means (i) the United States of America, Canada, Mexico, Netherlands, Germany, France, United Kingdom and Japan and (ii) any other country into which the Company sold products or services in the two (2) year period immediately preceding the date upon which the Executive's employment with the Company terminated; and

(f)
“Restricted Period” means the period commencing on the Closing Date and ending on the date that is eighteen (18) months after the effective date of the termination of Executive's employment with the Company (for any reason, whether by Executive or the Company, with or without just cause).

2.
This Agreement Conditional. Executive, the Company and Teledyne agree that this Agreement shall be deemed not to have come into force and effect, and Executive, the Company, and Teledyne shall have no liability or obligations under this Agreement, if the Arrangement Agreement terminates prior to the consummation of the transactions contemplated by the Arrangement Agreement.

3.
Non-Competition. Executive covenants and agrees with the Company and Teledyne that during the Restricted Period, he shall not, directly or indirectly, except on behalf of the Company or its affiliates, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of a publicly-traded company) or in any other capacity or manner whatsoever, carry on, be engaged with, or lend his name to any Competitive Business in the following geographic area:

(a)	During Executive's employment with the Company, anywhere in the world; and

(b)	After the effective date of the termination of Executive's employment with the Company, anywhere in the Restricted Area.

4.
Non-Solicitation of Employees and Consultants. Executive further covenants and agrees with the Company and Teledyne that during the Restricted Period, he shall not directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person, whether as employee, principal, agent or in any other capacity or manner whatsoever, solicit the employment or services of employees employed with or consultants engaged by the Company or any of its affiliates.

5.
Non-Solicitation of Customers. Executive further covenants and agrees with the Company and Teledyne that during the Restricted Period, he shall not, except on behalf of the Company or any of its affiliates, directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person, whether as employee, principal, agent or in any other capacity or manner whatsoever, solicit the business of Customers on behalf of any Competitive Business or assist any Person to contact or solicit the business of Customers on behalf of any Competitive Business.

6.
Restrictions Reasonable. Executive hereby agrees that all of the restrictions in this Agreement are reasonable and Executive acknowledges that Teledyne would not have entered into the Arrangement Agreement unless Executive had provided the covenants in this Agreement. Executive further acknowledges and agrees that:

(a)	the goodwill associated with the Business, Customers and employees of the Company and its affiliates is an integral component of the value of the Company to Teledyne;

(b)	the covenants set forth herein are necessary to preserve the value of the Business of the Company for the Company and Teledyne following the Closing Date; and

(c)	the limitations of time, geography and scope of the Business agreed to in this Agreement are reasonable because, among other things:

(i)
Executive has received significant consideration for his shares in the Company and will be receiving significant consideration under the Company's Change of Control policy following the Closing Date, and Executive acknowledges that it would be unfair for him after having received this consideration, to directly or indirectly compete against the Company or any of its affiliates during the Restricted Period;

(ii)	the Company and its affiliates are engaged in a highly-technical and highly competitive business that is particularly vulnerable to unfair competition;

(iii)	Executive has unique and important relationships with the Customers of the Company; and

(iv)	Executive was and is a fiduciary of the Company and of its affiliates.

7.
Injunctive Relief. Executive acknowledges that his covenants in this Agreement are critical to the ongoing success of the Company and its affiliates following the Closing Date. As such, Executive agrees that in the event of an actual or threatened breach by him of any of the covenants in this Agreement, Teledyne and the Company will suffer irreparable harm and shall be entitled to an interim and/or permanent injunction against Executive restraining such actual or threatened breach. In addition to this interim and/or permanent injunctive relief, Teledyne and the Company shall also be entitled to pursue damages and any and all other remedies available to them at law or in equity.

8.	Other Provisions

(a)
Independent Legal Advice. Executive acknowledges having obtained independent legal advice regarding this Agreement. Executive hereby represents that he raised any issues or concerns about the reasonableness of this Agreement with his legal advisor and with Teledyne, and that any such concerns have been addressed and resolved to his satisfaction. As such, Executive states that he is fully prepared and willing to sign and strictly abide by this Agreement, and that the restrictive covenants contained herein are reasonable, clear and legally enforceable.

(b)
Assignment and Successors. This Agreement is personal to Executive and shall not, without the prior written consent of Teledyne and the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon Teledyne and the Company and is assignable by Teledyne and the Company to their respective successors and assigns and any such successors or assignees shall be deemed substituted for Teledyne and the Company as applicable under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any Person which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the stock of Teledyne or the Company as applicable or all or substantially all of the assets of Teledyne or the Company as applicable, or to which Teledyne or the Company (as applicable) assigns this Agreement by operation of law or otherwise.

(c)
Modification. This Agreement may not be amended or modified without the consent of Executive and both the Chairman of the Board of Directors of the Company or his or her designate and Executive Vice President and General Counsel of Teledyne or his or her designate.

(d)
Severability. If any provision or portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such provision or portion shall be deemed severed from this Agreement to the minimum extent possible, and the remainder of this Agreement shall remain in full force and effect. Further, Executive, the Company and Teledyne agree that each provision and paragraph of this Agreement is a separate and distinct covenant and severable from all other separate and distinct covenants.

(e)
Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding of Executive, the Company and Teledyne concerning the subject matter of this Agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise (including, without restriction, any summary of terms of employment provided to Executive), whether written or oral, concerning the subject matter hereof.

(f)
Governing Law. This Agreement shall be deemed to have been executed and delivered within the Province of Ontario, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Province of Ontario without regard to principles of conflict of laws.

(g)	Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(i)
Waiver of Rights. No delay or omission by Executive, the Company or Teledyne in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. No waiver shall be binding unless in writing and signed by the party waiving the alleged breach.

(j)
Construction. Each of Executive, the Company and Teledyne has cooperated in the drafting and preparation of this Agreement and had independent legal advice. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that that party was the drafter, and the legal doctrine of contra proferentem shall not be applied in the construction of this Agreement. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

(k)	Survival. Executive's obligations pursuant to this Agreement shall survive the termination of this Agreement and Executive's employment.

(l)
Proper Forum. In the event of any breach by Executive of any covenant in this Agreement, the Company and Teledyne may commence injunctive or other proceedings against Executive in any jurisdiction in which or in respect of which Executive committed a breach of this Agreement or in which or in respect of which Teledyne or the Company did suffer or could suffer damage as a result of such breach.

In witness whereof, Executive, the Company and Teledyne, intending to be legally bound, have executed this Agreement as of the date first above written.
/s/ Wajid Ali
Wajid Ali
Notice Address:
26 Monarch Wood Drive
Kitchener ON N2P 2Y8

DALSA Corporation

By: /s/ Dr. Savvas Chamberlain
Printed Name: Dr. Savvas Chamberlain,
Chairman

Teledyne Technologies Incorporated

By: Dr. Robert Mehrabian.
Printed Name: Dr. Robert Mehrabian,
Chairman, President and CEO